Exhibit (g)(1)

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

TRIAN CAPITAL CORPORATION

AND

TRIAN CAPITAL ADVISERS, LLC

                    Agreement made this ___ day of ______ 2009, by and between TRIAN CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), and TRIAN CAPITAL ADVISERS, LLC, a Delaware limited liability company (the “Adviser”).

RECITALS:

                    WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

                    WHEREAS, the Adviser is an adviser that has registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

                    WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

                    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

          1. Duties of the Adviser

                    (a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the Corporation’s Registration Statement on Form N-2, dated ________, 2009, as the same shall be amended from time to time (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), (ii) the 1940 Act and all other applicable federal and state laws, rules and regulations, and (iii) the Corporation’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds, in each case, consistent with the Fund’s investment objective, policies and limitations specified in the Registration Statement. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the 1940 Act.

                    (b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

                    (c) Subject to the requirements of the 1940 Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser; provided that the Adviser may request that the Corporation direct all or any portion of any compensation payable to the Adviser directly to a Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

                    (d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

                    (e) The Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

          2. Corporation’s Responsibilities and Expenses Payable by the Corporation

                    All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses incurred by the Adviser payable to third parties, including agents, consultants, auditors, outside legal counsel or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees and expenses, if any, payable under the Administration Agreement between the Corporation and Trian Capital Administration, LLC (the “Administrator”), the Corporation’s administrator (including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s officers, including a chief compliance officer, chief financial officer, risk management officer and legal counsel, if any, and their respective staffs); transfer agent, dividend agent and custodial fees and expenses; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; proxy voting expenses and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business.

          3. Compensation of the Adviser

                    The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Corporation shall make any payments due under this Agreement to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Corporation may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

                    (a) The Base Management Fee shall be calculated at an annual rate of 1.50% of the Corporation’s gross assets at the end of the two most recently completed calendar quarters. For the first quarter of our operations, the base management fee will be calculated based on the initial value of our gross assets. Subsequently, the base management fee will be calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated. For services rendered during the period commencing from the date of the consummation of the offering pursuant to the Registration Statement, through and including the end of the first calendar quarter of the Corporation’s operations, the Base Management Fee will be payable monthly in arrears. For services rendered after such time, the Base Management Fee will be payable quarterly in arrears.

          (b) The Incentive Fee shall consist of two parts, as follows:

                              (i) One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Corporation receives from portfolio companies) accrued by the Corporation during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation’s pre-Incentive Fee net investment income in each calendar quarter as follows; (1) no Incentive Fee in any calendar quarter in which the Corporation’s pre-Incentive Fee net investment income does not exceed the hurdle rate; (2) 100% of the Corporation’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and (3) 20% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized). These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter. Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities, accrued income that the Corporation has not yet received in cash. The Adviser is not under any obligation to reimburse the Corporation for any part of the Incentive Fee it received that was based on accrued income that the Corporation never actually received.

                              (ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2009, and is calculated at the end of each applicable year by subtracting (1) the sum of the Corporation’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from the beginning of each applicable year. If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year, provided that the Incentive Fee determined as of December 31, 2009 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2009. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

                    For purposes of this Section 3(b)(ii):

                    The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.

                    The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.

                    The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.

          4. Covenants of the Adviser

                    The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

          5. Excess Brokerage Commissions

                    The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

          6. Limitations on the Employment of the Adviser

                    The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into one or more sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

          7. Responsibility of Dual Directors, Officers and/or Employees

                    If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

          8. Limitation of Liability of the Adviser; Indemnification

                    The Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other similar person or entity, including without limitation its sole member and the Administrator) (collectively, the “Indemnified Parties”) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser (or any Sub-Adviser) in connection with the performance of any of the Adviser’s (or any Sub-Adviser’s) duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

          9. Effectiveness, Duration and Termination of Agreement

                    This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. Pursuant to a separate agreement between the Trimaran Credit Managers BDC LP, sub-adviser to the Corporation (the “Sub-Adviser”), and the Adviser, (i) the Sub-Adviser has agreed to resign as sub-adviser in the event the Adviser is terminated, or this Agreement is not renewed, other than for cause and (ii) the Adviser has agreed to resign as investment adviser in the event the sub-advisory agreement with the Sub-Adviser is terminated by the Corporation’s Board of Directors, or such agreement is not renewed, other than for cause. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser and the other Indemnified Parties shall be entitled to any amounts owed under Paragraph 3 through the date of termination or expiration and Paragraph 8 shall continue in force and effect and apply to the Adviser and its representatives and the Indemnified Parties as and to the extent applicable.

          10. Notices

                    Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

          11. Amendments

                    This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the 1940 Act.

          12. Entire Agreement; Governing Law

                    This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

          13. No Third Party Beneficiaries

                    Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement, except that the Adviser and its representatives and the Indemnified Parties shall be third party beneficiaries of Paragraph 8 and Paragraph 9.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRIAN CAPITAL CORPORATION

By:

Name:

Title:

TRIAN CAPITAL ADVISERS, LLC

By: Trian Fund Management, L.P., its sole member

By: Trian Fund Management GP, LLC, its general partner

By:

Name:

Title: Member